                                 SCHEDULE 14A
                                (RULE 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                               MASCOTECH, INC.
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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    [ ] Fee paid previously with preliminary materials.

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    [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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

                                MASCOTECH, INC.
                              21001 Van Born Road
                             Taylor, Michigan 48180

                           -------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF MASCOTECH, INC.:

     The Annual Meeting of Stockholders of MascoTech, Inc. will be held at its offices at 21001 Van Born Road, Taylor, Michigan 48180, on Tuesday, May 19, 1998 at 2:00 P.M., Eastern daylight time. The purposes of the meeting, which are set forth in detail in the accompanying Proxy Statement, are:

     1. To elect two Class I Directors and to approve the appointment of one Class II Director;

     2. To consider and act upon the ratification of the selection of Coopers & Lybrand L.L.P. as independent auditors for the Company for the year 1998; and

     3. To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 27, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournment thereof.

     Your attention is called to the accompanying Proxy Statement and Proxy. Whether or not you plan to be present at the meeting, you are requested to sign and return the Proxy in the enclosed envelope to which no postage need be affixed if mailed in the United States. Your prompt attention will be appreciated. Prior to being voted, the Proxy may be withdrawn in the manner specified in the Proxy Statement.

                                              By Order of the Board of Directors

                                                          EUGENE A. GARGARO, JR.
                                                          EUGENE A. GARGARO, JR.
                                                                       Secretary
April 27, 1998

                                PROXY STATEMENT

                       ANNUAL MEETING OF STOCKHOLDERS OF
                                MASCOTECH, INC.

                                  May 19, 1998

                              GENERAL INFORMATION

     The solicitation of the enclosed Proxy is made by the Board of Directors of MascoTech, Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held at its offices at 21001 Van Born Road, Taylor, Michigan 48180, on Tuesday, May 19, 1998 at 2:00 P.M., Eastern daylight time, and at any adjournment thereof.

     The expense of this solicitation will be borne by the Company. Solicitation will be by use of the mails, and executive officers and other employees of the Company may solicit Proxies, without extra compensation, personally and by telephone and other means of communication. In addition, the Company has retained Morrow & Company, Inc. to assist in the solicitation of Proxies for a fee of $5,000, plus expenses. The Company will also reimburse brokers and other persons holding Company Common Stock in their names or in the names of their nominees for their reasonable expenses in forwarding Proxies and Proxy materials to beneficial owners.

     Stockholders of record as of the close of business on March 27, 1998 will be entitled to vote at the Annual Meeting. On that date, there were 47,235,208 shares of Company Common Stock, $1 par value, outstanding and entitled to vote. Each share of outstanding Company Common Stock entitles the holder to one vote. The Company has been advised that Masco Corporation and Directors and officers of the Company hold in the aggregate approximately 26 percent of the voting power of the Company and intend to vote their shares in favor of the nominees, for the ratification of the selection of Coopers & Lybrand L.L.P. and in accordance with the recommendations of the Company's Board of Directors on any other matters.

     Presence in person or by proxy of holders of a majority of outstanding shares of Company Common Stock will constitute a quorum at the Annual Meeting. Broker non-votes and abstentions will be counted toward the establishment of a quorum.

     The shares represented by the Proxy will be voted as instructed if received in time for the Annual Meeting. Any person signing and mailing the Proxy may, nevertheless, revoke it at any time before it is exercised by written notice to the Company (Attention: Eugene A. Gargaro, Jr., Secretary) at its executive offices at 21001 Van Born Road, Taylor, Michigan 48180, or at the Annual Meeting. This Proxy Statement and the enclosed Proxy are being mailed or given to stockholders on or about April 27, 1998.

                             ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes. The term of office of the Class I Directors expires at this meeting and the Board of Directors proposes the election of Richard A. Manoogian, who is currently a Director, and nominates Helmut F. Stern, for election to the Board as Class I Directors.

     Eugene A. Gargaro, Jr., a member of the Class II Directors, is resigning from the Board of Directors effective immediately prior to the Annual Meeting. Mr. Gargaro has been a Director and the Secretary of the Company since its formation in 1984, and will continue to serve as Secretary. The Board wishes to express its sincere appreciation to Mr. Gargaro for his many contributions to the Board of Directors over the years. Under the Company's Certificate of Incorporation, vacancies are to be filled by the Board of Directors. The Board is filling this position by appointment of Frank M. Hennessey, subject to stockholder approval at the Annual Meeting. Mr. Hennessey has been serving on the Board since he was appointed by the Board in January 1998 to fill an existing vacancy in the Class I Directors.

     The Class I and Class II Directors will serve for terms expiring at the Annual Meeting in 2001 and 1999, or until their respective successors are elected and qualified. The Class III Directors have been elected to serve for a term which expires at the Annual Meeting of Stockholders in 2000 or until their respective successors are elected and qualified. The Board of Directors expects that the persons named as proxies in the Proxy will vote the shares represented by each Proxy for the election as Directors of the above nominees unless a contrary direction is indicated. If prior to the meeting any nominee is unable or unwilling to serve as a Director, which the Board of Directors does not expect, the persons named as proxies will vote for such alternate nominee, if any, as may be recommended by the Board of Directors.

     Assuming a quorum is present, Directors are elected by a plurality of the votes cast. The two nominees who receive the largest number of votes cast will be elected as Class I Directors and the nominee for the Class II Director who receives the largest number of votes cast will be elected as a Class II Director; therefore, shares not voted (whether due to abstention or broker non-vote) do not affect the election of Directors.

     Information concerning the nominees and continuing Directors is set forth below.

     NAME, PRINCIPAL OCCUPATION                       AGE, BUSINESS EXPERIENCE,
 AND PERIOD OF SERVICE AS A DIRECTOR             DIRECTORSHIPS AND OTHER INFORMATION
 -----------------------------------             -----------------------------------
            CLASS I (NOMINEES FOR TERM TO EXPIRE AT THE ANNUAL MEETING IN 2001)

Richard A. Manoogian.................    Mr. Manoogian, 61, has served as Chairman and
  Chairman of the Board of the           Director of the Company since its formation in 1984
  Company and Chairman of the Board      and as Chief Executive Officer until January 1998.
  and Chief Executive Officer            He joined Masco Corporation in 1958, was elected
  of Masco Corporation.                  Vice President and a Director in 1964, President in
  Director since 1984.                   1968 and Chairman and Chief Executive Officer in
                                         1985. He has served as Chairman of the Board of
                                         TriMas Corporation from 1989 until it was acquired
                                         by the Company in January 1998. He is also a
                                         director of First Chicago NBD Corporation, MSX
                                         International, Inc., Detroit Renaissance and The
                                         American Business Conference, president of the
                                         Board of Directors of the Detroit Institute of Arts
                                         and a trustee of the Archives of American Art
                                         (Smithsonian Institute), Center for Creative
                                         Studies, The Fine Arts Committee of the State
                                         Department, Trustees Council of the National
                                         Gallery of Art, Armenian General Benevolent Union,
                                         Detroit Investment Fund and Henry Ford Hospital.

Helmut F. Stern......................    Mr. Stern, 78, has served as President of Arcanum
  President of Arcanum Corporation, a    Corporation since 1970. He is the former President
  private research and development       of Industrial Tectonics, Inc., manufacturer of
  company.                               precision balls and ball and roller bearings, from
                                         1946 to 1983, and of its parent company, ITI
                                         Holding Corp. from 1949 to 1983. Mr. Stern served
                                         as a director of TriMas Corporation from 1989 until
                                         it was acquired by the Company in January 1998.

     NAME, PRINCIPAL OCCUPATION                       AGE, BUSINESS EXPERIENCE,
 AND PERIOD OF SERVICE AS A DIRECTOR             DIRECTORSHIPS AND OTHER INFORMATION
 -----------------------------------             -----------------------------------
            CLASS II (NOMINEE FOR TERM TO EXPIRE AT THE ANNUAL MEETING IN 1999)

Frank M. Hennessey...................    Mr. Hennessey, 59, became Vice Chairman and Chief
  Vice Chairman and Chief Executive      Executive Officer of the Company in January 1998.
  Officer of the Company.                Prior to joining the Company, he served as Masco
  Director since January 1998.           Corporation's Executive Vice President from
                                         September 1995 and as its Vice President of
                                         Strategic Planning from 1990 to 1995. He also
                                         served as Emco Limited's President and Chief
                                         Executive Officer from 1990 until 1995, as its
                                         Chief Executive Officer from 1995 until 1997 and
                                         has been its Chairman since 1995. In 1981 he became
                                         President of the Handleman Company and assumed the
                                         additional responsibilities of Chief Executive
                                         Officer in 1988. Previously, he was the Group
                                         Managing Partner of Coopers & Lybrand's Detroit
                                         Group Office from 1977 to 1981. He is a director of
                                         MCN Energy Group Inc. and Emco Limited. He is also
                                         a director of New Detroit, Inc., a director at
                                         large of the National Council of Northeastern
                                         University, director and treasurer of the United
                                         Way Community Services; trustee of the Citizen's
                                         Research Council of Michigan; trustee of the
                                         Hudson-Webber Foundation and Chairman of the Japan
                                         America Society of Greater Detroit and Windsor.

                  CLASS II (TERM TO EXPIRE AT THE ANNUAL MEETING IN 1999)

Peter A. Dow.........................    Mr. Dow, 64, initially joined Campbell-Ewald
  Private investor; Retired Vice         Company in 1958 and returned in 1979 to serve as
  Chairman, Chief Operating Officer      Executive Vice President and Director of General
  and Chairman of the Executive          Accounts. Beginning in 1982, he became President,
  Committee of Campbell-Ewald,           Chief Operating Officer and Chairman of the
  an advertising and marketing           Executive Committee, and then served as Vice
  communications company.                Chairman from 1993 until his retirement in 1995. He
  Director since 1992.                   was named Director of Advertising for the Chrysler-
                                         Plymouth Division of Chrysler Corporation in 1968.
                                         Subsequently, he became responsible for the
                                         advertising and merchandising for Chrysler
                                         Corporation and all of its divisions. In 1978 he
                                         was named Director of Marketing for Chrysler
                                         Corporation. Mr. Dow is currently a director of The
                                         Stroh Brewery Company, The Stroh Companies, Inc.
                                         and Comtrad Industries, Inc. He is also Trustee
                                         Emeritus of The Lawrenceville School, a trustee of
                                         the Alice Kales Hartwick Foundation and a member of
                                         the Board of Directors of the Detroit Institute of
                                         Arts.

     NAME, PRINCIPAL OCCUPATION                       AGE, BUSINESS EXPERIENCE,
 AND PERIOD OF SERVICE AS A DIRECTOR             DIRECTORSHIPS AND OTHER INFORMATION
 -----------------------------------             -----------------------------------
Roger T. Fridholm....................    Mr. Fridholm, 57, has been President of St. Clair
  President of St. Clair Group, Inc.,    Group, Inc. since 1991. He also has served as
  a private investment company.          Chairman of Ad Hoc Legal Resources LLC since 1995,
  Director since 1996.                   as President of IPG Services Corporation since 1996
                                         and President of Ad Hoc, Inc. since 1997, all of
                                         which are staffing service companies. He is the
                                         past President and Chief Executive Officer of Of
                                         Counsel, Enterprises, Inc. and past Senior Vice
                                         President of Corporate Development of Kelly
                                         Services, Inc. He served as President and Chief
                                         Operating Officer of The Stroh Brewery Company from
                                         1979 to 1991. He is currently a director of The
                                         Stroh Brewery Company, The Stroh Companies, Inc.,
                                         MCN Energy Group Inc. and Comerica Bank.

                  CLASS III (TERM TO EXPIRE AT THE ANNUAL MEETING IN 2000)

William K. Howenstein................    Mr. Howenstein, 64, held various positions at
  President of TMX Division of           Copper and Brass Sales, Inc., including Chairman
  Thyssen, Inc., N.A., a materials       and Chief Executive Officer, from 1965 until its
  management and logistic service        acquisition in 1997 by Thyssen, Inc., N.A. He is a
  company.                               director of Thyssen, Inc., N.A., The Stroh Brewery
  Director since 1997.                   Company and The Stroh Companies, Inc. He serves as
                                         director of the Greater Detroit Chamber of
                                         Commerce, The Economic Club of Detroit, advisory
                                         board member of the Boys & Girls Club of Metro
                                         Detroit and director of United Way Community
                                         Services for Southeastern Michigan.

John A. Morgan.......................    Mr. Morgan, 67, has been a partner in Morgan Lewis
  Partner, Morgan Lewis Githens &        Githens & Ahn since founding that firm in 1982.
  Ahn, investment bankers.               From 1977 to 1982, he was Vice Chairman of Smith
  Director since 1984.                   Barney, Harris Upham & Co., Inc., in charge of the
                                         firm's merger and acquisition activities, a member
                                         of the executive committee and a director of Smith
                                         Barney International Inc. Prior to becoming Vice
                                         Chairman of Smith Barney, Mr. Morgan had been
                                         Senior Vice President in Charge of the Corporate
                                         Finance Department. He is a director of Allied
                                         Digital Technologies Corp., Furnishings
                                         International Inc. and Masco Corporation. He also
                                         serves as a trustee of the Provident Loan Society
                                         of New York.

     Further information concerning Masco Corporation is set forth in "Certain Relationships and Related Transactions."

     The Board of Directors held five meetings during 1997. The Audit Committee of the Board of Directors, consisting of Messrs. Dow, Fridholm, Howenstein and Morgan, held two meetings during 1997. It reviews and acts on or reports to the Board with respect to various auditing and accounting matters, including the selection and fees of the Company's independent auditors, the scope of audit procedures, the Company's internal audit program and results, the nature of services to be performed by the independent auditors and the Company's accounting practices. The Compensation Committee of the Board of Directors, consisting of Messrs. Dow, Fridholm and Howenstein, held four meetings during 1997. It establishes and monitors executive compensation and administers and determines awards and options granted under the Company's restricted stock incentive and stock option plans. The Board of Directors recently established a Nominating Committee, consisting of Messrs. Dow, Fridholm, Howenstein and Morgan, to identify and consider candidates to serve as Directors of the Company. The Nominating Committee will consider candidates for nominees for election as Directors of the Company submitted by stockholders. Any stockholder who wishes to have the Committee consider a candidate should submit the name of the candidate, along with any biographical or other relevant information the stockholder wishes the Committee to consider, to the Secretary of the Company at the address appearing on the first page of this Proxy Statement.

COMPENSATION OF DIRECTORS

     In 1997, the Company implemented a compensation program to more closely align the compensation of Directors with long-term interests of stockholders. As Company employees, Mr. Manoogian and Mr. Hennessey are not eligible for compensation as Directors. Under the 1997 Non-Employee Directors Stock Plan (the "Directors Stock Plan") approved by stockholders at last year's Annual Meeting, one half of the cash compensation previously paid to Directors has been replaced with an annual vesting of shares of restricted stock. For 1997, Directors received an annual cash fee of $22,000 and $1,000 for each Board of Directors meeting (and committee meeting if not held on a date on which the entire Board met). Under the Directors Stock Plan, each Director received an award of Company Common Stock to vest over a five-year period in 20 percent annual installments. All Directors, except for Mr. Howenstein, received awards of 5,790 shares on February 17, 1998. Mr. Howenstein was awarded 5,100 shares following his election at last year's Annual Meeting. The value of the stock awards were based on the market price of Company Common Stock on the date of grant and such value equalled five year's of the replaced cash compensation (pro rated for Mr. Howenstein to reflect the partial year of service during his initial term). The Directors Stock Plan also provides for the annual grant on the date of each Annual Meeting of a non-qualified option to purchase 5,000 shares of Company Common Stock at the then current market price, commencing with the 1997 Annual Meeting. These options become exercisable in 20 percent installments on the first five anniversaries of the grant date. Each option has a ten year term from the date of grant, except that options may be exercised for only a limited period of time following termination of service as a non-employee Director.

                        SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

     Set forth below is information concerning beneficial ownership of Company Common Stock as of March 13, 1998 by (i) all persons known by the Company to be the beneficial owners of five percent or more of Company Common Stock, (ii) each of the nominees and current Directors, (iii) each of the named executive officers, and (iv) all current Directors and executive officers of the Company as a group. Except as indicated below, each person exercises sole voting and investment power with respect to the shares listed.

                                                        SHARES OF COMPANY     PERCENTAGE OF COMPANY
                                                           COMMON STOCK           COMMON STOCK
                        NAME                            BENEFICIALLY OWNED     BENEFICIALLY OWNED
                        ----                            ------------------    ---------------------
Masco Corporation...................................        7,824,690                 16.6%
  21001 Van Born Road
  Taylor, Michigan 48180
Peter A. Dow(1).....................................           38,140                    *
Roger T. Fridholm(1)(2).............................           14,340                    *
Eugene A. Gargaro, Jr.(1)(3)(4)(5)..................        1,048,187                  2.2%
Frank M. Hennessey(5)...............................          268,400                    *
William K. Howenstein(1)............................            7,100                    *
Richard A. Manoogian(3)(5)..........................        5,067,819                 10.5%
John A. Morgan(1)...................................           29,790                    *
Helmut F. Stern.....................................            2,000**                  *
Brian P. Campbell(5)................................          181,834                    *
Lee M. Gardner(5)...................................          298,601                    *
Timothy Wadhams(2)(5)...............................          271,208                    *
All ten current Directors and executive officers of
  the Company as a group (excluding subsidiary,
  divisional and group executives)(1)(2)(3)(4)(5)...        6,281,376                 12.9%

-------------------------
  * Less than one percent.

 ** Acquired after March 13, 1998.

(1) Includes unvested restricted stock award shares held under the Company's 1997 Non-Employee Directors Stock Plan (4,632 for each of Messrs. Dow, Fridholm, Gargaro and Morgan; 4,300 for Mr. Howenstein; and 22,828 for all current Directors and executive officers of the Company as a group). Holders have sole voting but no investment power over unvested restricted shares.

(2) Includes 250 shares owned by a relative of Mr. Fridholm and 1,500 shares owned by a relative of Mr. Wadhams (1,750 for all current Directors and executive officers of the Company as a group), as to which beneficial ownership is disclaimed.

(3) Includes 708,560 shares owned by a charitable foundation for which Messrs. Manoogian and Gargaro serve as directors, and 235,483 shares which could be acquired upon conversion of convertible securities owned by charitable foundations for which Messrs. Manoogian and Gargaro serve as directors. The directors of the foundations share voting and investment power with respect to the securities owned by the foundation, but Messrs. Manoogian and Gargaro disclaim beneficial ownership of such securities.

(4) Includes 2,000 shares held by a charitable foundation for which Mr. Gargaro serves as a director, 27,000 shares held by trusts for which Mr. Gargaro serves as a trustee and 4,354 shares which can be acquired upon conversion of convertible debt securities owned by such trusts. The directors of foundation and trustees share voting and investment power with respect to the securities owned by the such entities, but Mr. Gargaro disclaims beneficial ownership of such securities.

(5) Includes shares which may be acquired on or before May 12, 1998 upon exercise of stock options (142,061 shares for Mr. Gardner, 1,000,000 shares for Mr. Manoogian, 62,769 shares for Mr. Wadhams and 1,204,830 shares for all current Directors and executive officers as a group), as well as unvested restricted stock award shares held under the Company's restricted stock incentive plans (167,492 shares for Mr. Campbell, 130,000 shares for Mr. Gardner, 20,000 shares for Mr. Gargaro, 125,000 shares for Mr. Hennessey, 149,890 shares for Mr. Manoogian, 110,770 shares for Mr. Wadhams and 703,152 shares for all current Directors and executive officers as a group). Holders exercise neither voting nor investment power over unexercised option shares and have sole voting but no investment power over unvested restricted shares.

     Masco Corporation and Mr. Manoogian may each be deemed a controlling person of the Company by reason of their respective significant ownership of Company Common Stock and, in the case of Mr. Manoogian, his positions as a Director and an executive officer of the Company and the other matters described under "Certain Relationships and Related Transactions."

                    EXECUTIVE COMPENSATION COMMITTEE REPORT

     MascoTech has recently undergone many positive changes, culminating in the acquisition in early 1998 of TriMas Corporation. The Board of Directors and senior management have decided that this is an opportune time to ensure that executive compensation is clearly aligned with stockholders' long-term interests. Accordingly, the Compensation Committee has implemented new compensation programs designed to closely link executive compensation to the achievement of significant increases in the price of Company Common Stock. The Committee believes that these new programs maintain the Company's ability to attract, retain and motivate the highest quality management team, while ensuring that executives remain firmly focused on enhancing stockholder value. The key components of these programs are described below.

NEW COMPENSATION PROGRAMS TO ENHANCE STOCKHOLDER VALUE

     The annual salary and bonus of the Company's Chairman, Richard A. Manoogian, of $573,000, have been reduced at his request, effective January 1, 1998, to $1 per year. Frank M. Hennessey, who became the Company's Vice Chairman and Chief Executive Officer in early 1998, also requested that he receive annual salary and bonus of $1 for 1998. The Compensation Committee replaced Mr. Manoogian's and Mr. Hennessey's salary and bonus with a ten year stock option for 245,000 and 350,000 shares of Company Common Stock, respectively. The options, which have an exercise price of

$19 (the market price on the date of grant), generally vest in installments, with 20 percent vesting in February 2000, 10 percent vesting annually from February 2001 through February 2005 and 30 percent vesting in February 2006. In addition, Messrs. Manoogian and Hennessey received restricted stock awards for 50,000 and 75,000 shares of Company Common Stock, respectively, which generally vest in ten percent annual installments over a period of ten years from the date of grant. The Committee believes that replacing all of the cash compensation for Messrs. Manoogian and Hennessey with compensation that is tied to the value of Company Common Stock over an extended period of time firmly links the interests of the Company's leaders with those of stockholders.

     In order to give key employees a direct interest in the market value of Company Common Stock, in early 1998 the Committee granted specially designed stock options to approximately 100 senior management and operating executives, including Messrs. Manoogian and Hennessey. Holders of these options, which have an exercise price of $19, the grant date market price, have pledged not to exercise the options unless the share price reaches levels of $25, $30 and $35 per share. The options will vest in installments only if these prices are met for a specified period of time before certain dates. Even if the price targets are met, the options will then only vest over time, retroactive to February 2000 for 20 percent of the options and thereafter at an annual rate of 10 percent of the options through February 2005 and 30 percent in 2006. The attainment of a higher price target will also trigger the vesting of stock options which did not occur because a lower price target was not met. In order for the entire option to vest in the installments noted above, the price of Company Common Stock must appreciate from the date of grant by 84 percent to $35 per share by February 2001.

     In order to further align the objectives of the Company's key employees with the long-term interests of its stockholders, special "career" restricted stock awards were also granted in 1998 to approximately 450 corporate and operating employees. The vesting of these awards is linked to the achievement of either the $25, $30 or $35 target share prices or 15 percent annual compound earnings per share growth. Even if the targets are met, vesting generally occurs in installments over a ten year period. If such prices or growth is not achieved, the vesting will not commence until retirement. Messrs. Manoogian and Hennessey also participate in this program.

     Although Company Common Stock has historically been a major part of compensation for key employees because of its inherent alignment with the interests of stockholders, the Compensation Committee believes that by replacing Messrs. Manoogian's and Hennessey's cash compensation with stock compensation, and by directly linking a significant amount of other key employees' compensation to the attainment of significant increases in the share price of Company Common Stock, the new compensation programs implemented in 1998 more directly align officers' and other key employees' interests with those of stockholders. The Committee's strategy includes the continued use of Company Common Stock in the future. Because compensation strategy includes a variety of components, the terms and conditions of future options and awards may vary from those granted in 1998. The customary terms and conditions of restricted stock awards and stock options granted prior to 1998 are described below.

     The Board established stock ownership guidelines for officers in 1998 to formalize the Board's policy of encouraging stock ownership by officers and to require them to remain at risk by maintaining a substantial interest in Company Common Stock. The guidelines require that officers own stock with a value that is not less than a specified multiple of base pay (in the case of the Chief Executive Officer, at least five times regular base pay as determined by the Compensation Committee). Officers are required to achieve the share ownership (including restricted stock awards) necessary to meet the guidelines within three years of becoming subject to them.

GENERAL COMPENSATION INFORMATION

     Executive officers currently receive a combination of base salary, annual cash bonus and long-term (up to ten year) incentives utilizing Company Common Stock. In making its decisions, the Compensation Committee uses a variety of resources, including published compensation surveys, as it considers information concerning current compensation practices within the Company's industries (including companies that are included in the Standard & Poor's Trucks & Parts Index). In addition, the Compensation Committee takes into account the compensation policies and practices of corporations in other industries which are similar to the Company in terms of revenues and market value, because the Committee believes that the Company competes with such companies for executive talent. Although the Committee reviews such information for general guidance, it does not specifically target compensation of the executive officers to compensation levels at other companies.

     Annual cash compensation consists of salary and bonus. Base salaries are usually determined annually. A range of increases is established by management for corporate office employees generally that reflects inflation, promotions and merit. The Compensation Committee then establishes a similar range for the executive officers. The salary ranges reflect changes observed in general compensation levels of salaried employees, and in particular, within the geographic area of the Company's corporate office and within the Company's industries. The Company's performance for the particular year and the Company's prospects are more significant factors in determining the range for year-end bonuses than in determining the salary range. In connection with the payment of bonuses, corporate performance goals are considered by the Committee in light of general economic conditions, and include items such as comparisons of year-to-year operating results, market share performance and the achievement of budget objectives and forecasts. However, the Committee does not identify specific goals that must be satisfied in order for bonuses to be paid. There can be variations from the established ranges for a variety of subjective factors such as an individual's contribution to the performance of the Company and its affiliates in addition to the competitive considerations noted above. In general, the potential bonus opportunity for executive officers is up to fifty percent of base salary.

     Restricted stock awards and stock options granted under the 1991 Long Term Stock Incentive Plan (the "1991 Plan") are generally used as part of the Company's long-term incentive arrangements, which focus the recipient on long-term enhancement in stockholder value and help retain key employees. Factors reviewed by the Compensation Committee in determining whether to grant options and awards are generally the same factors considered in determining salaries and bonuses described above. In order to provide a strong incentive and reinforce the individual's commitment to the Company, there can be awards that are significant in size and potential value. The history of restricted stock awards and stock options previously granted to an executive is also a factor in determining new awards and grants. In general, the potential opportunity for annual restricted stock awards under the Company's restricted stock award program is up to thirty percent of base salary. In addition, supplemental restricted stock awards are granted periodically.

     The Company has historically purchased shares of Company Common Stock in the open market sufficient to cover all restricted stock awards in order to reflect consistent, non-variable expense related to these awards and to avoid any dilution resulting from these awards. This expense is fixed and amortized over the extended vesting period of the awards. Because the Company's tax deduction is based on the fair market value at the time the restrictions lapse, the after-tax cost of this program can be very favorable to the Company based on future appreciation of Company Common Stock. The Company believes that the extended vesting of stock awards with the opportunity for substantial appreciation promotes retention, and also spreads compensation expense over a longer term, which generally has resulted in a significant reduction in the Company's after-tax cost of the compensation.

     Restricted stock awards generally vest in ten percent annual installments over a period of ten years from the date of grant. In general, vesting is contingent on a continuing employment or consulting relationship with the Company. The 1991 Plan provides, however, that all shares vest immediately upon death, permanent and total disability or the occurrence of certain events constituting a change in control of the Company. Each of the named executive officers received restricted stock awards in early 1997 in conjunction with awards made to other key employees based on the Company's financial performance during 1996.

     There were no original stock option grants made to executive officers in 1997. Original stock option grants made under the 1991 Plan generally vest in installments beginning in the third year and extending through the eighth year after grant and, unless otherwise provided, may be exercised until the earlier of ten years from the date of grant or, as to the number of shares then exercisable, the termination of the employment or consulting relationship of the participant. Stock option grants generally do not have a financial reporting expense associated with them since they are granted at fair market value, and in fact, raise additional equity for the Company. The difference between the exercise price and fair market value of Company Common Stock on the date of exercise is, however, generally deductible by the Company for federal income tax purposes and thereby provides tax savings to the Company. The Compensation Committee permits Company Common Stock to be used in payment of federal, state and local withholding tax obligations attributable to the exercise of stock options. The 1991 Plan also permits the Compensation Committee to accept the surrender of an exercisable stock option and to authorize payment by the Company of an amount equal to the difference between the option exercise price of the stock and its then fair market value.

     Recipients of stock options are eligible to receive restoration options. A restoration option is granted when a participant exercises a stock option and pays the exercise price by delivering shares of Company Common Stock. The restoration option is granted equal to the number of shares delivered by the participant and does not increase the number of shares covered by the original stock option. The exercise price is 100 percent of the fair market value of Company Common Stock on the date the restoration option is granted so that the participant benefits only from subsequent increases in the Company's stock price. Restoration options were granted in 1997 to Messrs. Gardner and Wadhams in connection with such individuals' exercise of original stock options. The Compensation Committee believes that restoration options help to align more closely the interests of executives with the long-term interests of stockholders and allow executives to maintain the level of their equity-based interest in the Company through a combination of direct stock ownership and stock options. The 1991 Plan also provides that, upon the occurrence of certain events constituting a change in control of the Company, all stock options previously granted immediately become fully exercisable, and all restricted stock awards immediately vest. Generally, if a participant incurs an excise tax under Section 4999 of the Internal Revenue Code of 1986 (the "Code") in connection with a payment or distribution following a change in control, the 1991 Plan provides that the participant will receive an additional payment to make them whole for such excise tax.

     In addition to the stock-based plans noted above, most Company salaried employees participate in defined contribution profit sharing retirement plans, which further link compensation to Company performance. Discretionary contributions are made into these plans based on the Company's performance. Historically, aggregate annual contributions to the profit sharing plans in which executive officers participate have ranged from approximately four percent to seven percent of participants' base salaries. See footnote(3) to the "Summary Compensation Table."

     Beginning in 1994, Section 162(m) of the Code limits deductibility of compensation in excess of $1 million paid to the Company's chief executive officer and to each of the other four highest paid executive officers unless this compensation qualifies as "performance-based". In 1997 the Board approved, and the stockholders adopted, amendments to the 1991 Plan so that stock options granted under the 1991 Plan will continue to result in compensation fully deductible by the Company under Section 162(m). In addition, the Compensation Committee approved, and stockholders adopted, the 1997 Annual Incentive Compensation Plan to continue the Committee's practice of structuring determinations for cash bonuses to make them performance-based and therefore fully tax deductible. Historically, the compensation of the Company's named executive officers has not exceeded the $1,000,000 limit. The Compensation Committee continues to believe it is in the Company's interest to retain flexibility in its compensation program, and although compensation may in some circumstances exceed the limitation of Section 162(m), the Compensation Committee believes that any tax deduction lost on account of such excess compensation will be insignificant for the foreseeable future.

     Compensation decisions for 1997 for all executive officers, including the Chairman of the Board and Chief Executive Officer, are generally based on the criteria described above.

                                                  Peter A. Dow, Chairman

                                                  Roger T. Fridholm

                                                  William K. Howenstein

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The following table summarizes the annual and long-term compensation of the Company's executive officers (collectively, the "named executive officers") for 1997, 1996 and 1995. Mr. Manoogian's salary and bonus of $573,000 has been reduced at his request, effective January 1, 1998, to $1 per year. Frank M. Hennessey, who became the Company's Vice Chairman and Chief Executive Officer in early 1998, at his request will also receive salary and bonus of $1 for 1998. See also "Executive Compensation Committee Report."

                                                                         LONG-TERM
                                                                    COMPENSATION AWARDS
                                                                  ------------------------
                                          ANNUAL COMPENSATION     RESTRICTED    SECURITIES
                                          --------------------      STOCK       UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION(1)    YEAR     SALARY      BONUS      AWARDS(2)      OPTIONS      COMPENSATION(3)
------------------------------    ----     ------      -----      ----------    ----------    ---------------
Richard A. Manoogian.......       1997    $400,000    $173,000    $  131,000       0              $38,000
  Chairman of the Board           1996     400,000     188,000       653,000     140,000           44,000
  and Chief Executive             1995     400,000     170,000       118,000       0               53,000
  Officer(4)
Lee M. Gardner.............       1997     601,000     271,000       190,000      34,550(5)        70,000
  President and Chief             1996     579,000     273,000     1,015,000     200,000           73,000
  Operating Officer               1995     568,000     242,000       163,000       0               79,000
Timothy Wadhams............       1997     336,000     203,000       106,000      20,611(5)        40,000
  Vice President --               1996     323,000     152,000       580,000     120,000           42,000
  Controller and Treasurer        1995     316,000     135,000        92,000       0               45,000

-------------------------
(1) In connection with the acquisition of TriMas Corporation in early 1998, the following changes were made in the Company's senior management: Frank M. Hennessey, formerly Executive Vice President of Masco Corporation, became the Company's Vice Chairman and Chief Executive Officer; Lee M. Gardner, formerly President and Chief Operating Officer of the Company and Brian P. Campbell, formerly President of TriMas Corporation, were each elected President and Co-Chief Operating Officer; and Timothy Wadhams became Senior Vice President -- Finance and Chief Financial Officer. Mr. Manoogian will continue as Chairman of the Board.

(2) This column sets forth the dollar value, as of the date of grant, of restricted stock awarded under the Company's 1991 Long Term Stock Incentive Plan (the "1991 Plan"). Restricted stock awards shown in the table vest over a period of ten years from the date of grant with ten percent of each award vesting annually. In general, vesting is contingent on a continuing employment or consulting relationship with the Company. The following number of shares were awarded to the named executive officers in 1997: Mr. Manoogian -- 6,900 shares; Mr. Gardner -- 10,000 shares; and Mr. Wadhams -- 5,600 shares. As of December 31, 1997, the aggregate number and market value of unvested restricted shares of Company Common Stock held by each of the named executive officers were: Mr. Manoogian -- 64,760 shares valued at $1,190,000; Mr. Gardner -- 119,700 shares valued at $2,199,000; and Mr. Wadhams -- 64,220 shares valued at $1,180,000. Recipients of restricted stock awards have the right to receive dividends on unvested shares.

(3) This column includes (a) Company contributions and allocations under the Company's defined contribution retirement plans for 1997 for the accounts of each of the named executive officers other than Mr. Manoogian, who does not participate in these plans (for 1997: Mr. Gardner -- $41,000 and Mr. Wadhams -- $23,000), and (b) cash payments made pursuant to certain tandem rights associated with the annual vesting of certain restricted stock awards granted in 1989 (in 1997: Mr. Manoogian -- $38,000; Mr. Gardner -- $29,000 and Mr. Wadhams -- $17,000). For further information regarding these rights, see "Certain Relationships and Related Transactions."

(4) Does not reflect the salary Mr. Manoogian received from TriMas Corporation as its Chairman of the Board ($100,000 for 1997).

(5) No original stock options were granted in 1997 or 1995. Options shown in 1997 consist solely of restoration options granted upon the exercise of previously held stock options. As described in more detail under "Executive Compensation Committee Report," a restoration option does not increase the number of shares covered by the original option or extend the term of the original option.

OPTION GRANT TABLE

     The following table sets forth information concerning options granted to the named executive officers in 1997, which consist solely of restoration options that expired without being exercised because the market price of Company Common Stock on the date the options expired ($17 3/8) was less than the exercise price of the options.

                                                                 INDIVIDUAL GRANTS
                                          ---------------------------------------------------------------
                                              NUMBER OF           % OF TOTAL
                                              SECURITIES        OPTIONS GRANTED
                                              UNDERLYING         TO EMPLOYEES      EXERCISE    EXPIRATION
                  NAME                    OPTIONS GRANTED(1)        IN 1997         PRICE         DATE
                  ----                    ------------------    ---------------    --------    ----------
Richard A. Manoogian....................             0
Lee M. Gardner..........................        34,550               39.9%          $19         12/10/97
Timothy Wadhams.........................        20,611               23.8%          $21.25      12/10/97

-------------------------
(1) Restoration options are equal to the number of shares delivered to exercise prior options. The exercise price of restoration options is equal to the market value of Company Common Stock on the date the original options were exercised. For further information, see "Executive Compensation Committee Report."

OPTION EXERCISES AND YEAR-END OPTION VALUE TABLE

     The following table sets forth information concerning each exercise of stock options during 1997 by each named executive officer and the value at December 31, 1997 of unexercised options held by such individuals under the Company's stock option plans. The value of unexercised options reflects the increase in market value of Company Common Stock from the date of grant through December 31, 1997 (the closing price of Company Common Stock on December 31, 1997 was $18 3/8 per share). The value actually realized upon future option exercises by the named executive officers will depend on the value of Company Common Stock at the time of exercise.

    AGGREGATED OPTION EXERCISES IN 1997, AND DECEMBER 31, 1997 OPTION VALUE

                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                              OPTIONS AT              IN-THE-MONEY OPTIONS AT
                               SHARES                      DECEMBER 31, 1997             DECEMBER 31, 1997
                              ACQUIRED      VALUE     ---------------------------   ---------------------------
           NAME              ON EXERCISE   REALIZED   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE   EXERCISABLE
           ----              -----------   --------   -------------   -----------   -------------   -----------
Richard A. Manoogian.......    80,000      $900,000      540,000       1,000,000     $5,443,000     $8,125,000
Lee M. Gardner.............    72,000      $711,000      338,000         120,061     $2,377,000     $1,297,000
Timothy Wadhams............    48,000      $582,000      180,000          47,769     $1,298,000     $  624,000

PENSION PLANS

     The executive officers other than Mr. Manoogian participate in pension plans maintained by the Company for certain of its salaried employees. The following table shows estimated annual retirement benefits payable for life at age 65 for various levels of compensation and service under these plans.

                               PENSION PLAN TABLE

                                       YEARS OF SERVICE(1)
                  --------------------------------------------------------------
REMUNERATION(2)      5         10         15         20         25         30
---------------   --------   -------   --------   --------   --------   --------
   $100,000       $  5,645   $11,290   $ 16,935   $ 22,580   $ 28,225   $ 33,870
    200,000         11,290    22,580     33,870     45,161     56,451     67,741
    300,000         16,935    33,870     50,806     67,741     84,676    101,611
    400,000         22,580    45,161     67,741     90,321    112,902    135,482
    500,000         28,225    56,451     84,676    112,902    141,127    169,352
    600,000         33,870    67,741    101,611    135,482    169,352    203,223
    700,000         39,516    79,031    118,547    158,062    197,578    237,093
    800,000         45,160    90,321    135,482    180,643    225,803    270,964

-------------------------
(1) The plans provide for credit for employment with any of the Company, Masco Corporation, TriMas Corporation and their subsidiaries. Vesting occurs after five full years of employment. The benefit amounts set forth in the table above have been converted from the plans' calculated five-year certain and life benefit and are not subject to reduction for social security benefits or for other offsets, except to the extent that pension or equivalent benefits are payable under a Masco

     Corporation or TriMas Corporation plan. The table does not depict Code limitations on tax-qualified plans because one of the plans is a non-qualified plan established by the Company to restore for certain salaried employees (including the named executive officers) benefits that are otherwise limited by the Code. Messrs. Gardner and Wadhams have approximately 11 years and 22 years of credited service, respectively.

(2) For purposes of determining benefits payable, remuneration is equal to the average of the highest five consecutive January 1 annual base salary rates paid by the Company prior to retirement.

     Under the Company's Supplemental Executive Retirement and Disability Plan, certain officers and other key executives of the Company, or any company in which the Company or a subsidiary owns at least 20 percent of the voting stock, may receive retirement benefits in addition to those provided under the Company's other retirement plans and supplemental disability benefits. Each participant is designated by the Chairman of the Board (and approved by the Compensation Committee) to receive annually upon retirement on or after age 65, an amount which, when combined with benefits from the Company's other retirement plans, and for most participants any retirement benefits payable by reason of employment by prior employers, equals 60 percent of the average of the participant's highest three years' cash compensation received from the Company (limited to base salary and regular year-end cash bonus). Participants are limited to an annual payment under this plan, which when combined with benefits under the Company's non-qualified plan, may not exceed a maximum, currently approximately $400,000. A participant may also receive supplemental medical benefits. A participant who has been employed at least two years and becomes disabled prior to retirement will receive annually 60 percent of the participant's total annualized cash compensation in the year in which the participant becomes disabled, subject to certain limitations on the maximum payment and reduced by benefits payable pursuant to the Company's long-term disability insurance and similar plans. Upon a disabled participant's reaching age 65, such participant receives the annual cash benefits payable upon retirement, as determined above. A surviving spouse will receive reduced benefits upon the participant's death. Participants are required to agree that they will not engage in competitive activities for at least two years after termination of employment, and if employment terminates by reason of retirement or disability, during such longer period as benefits are received under this plan. The named executive officers other than Mr. Manoogian participate in this plan.

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total stockholder return on Company Common Stock with the cumulative total return of the Standard & Poor's 500 Composite Stock Price Index ("S&P 500 Index") and the Standard and Poor's Trucks & Parts Index ("S&P Trucks Index") for the period from January 1, 1993 through December 31, 1997, when the closing price of Company Common Stock was $18 3/8 per share (on April 20, 1998 the closing price was $24 per share). The graph assumes investments of $100 on December 31, 1992 in Company Common Stock, the S&P 500 Index and the S&P Trucks Index, and the reinvestment of dividends.



                                   [GRAPH]


     The table below sets forth the value, as of December 31 of each of the years indicated, of a $100 investment made on December 31, 1992 in each of Company Common Stock, the S&P 500 Index and the S&P Trucks Index, and the reinvestment of dividends.

             Measurement Period                                     S&P 500          S&P Trucks
           (Fiscal Year Covered)                 MascoTech           Index             Index
1992                                               100.00            100.00            100.00
1993                                               241.65            109.92            121.31
1994                                               114.08            111.34            101.86
1995                                                96.66            152.66            105.71
1996                                               147.14            187.28            134.16
1997                                               167.09            249.28            215.85

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors currently consists of Messrs. Dow, Fridholm and Howenstein. Until May 1997, the Compensation Committee consisted of Messrs. Dow, Gargaro and Morgan. From time to time Morgan Lewis Githens & Ahn, of which Mr. Morgan is a partner, performs investment banking and other related services for the Company and Masco Corporation. Fees payable by the Company to such firm for financial advisory services for 1997, including services in connection with the Company's acquisition of TriMas, were $1,750,000, plus expenses. Mr. Gargaro, an executive officer of Masco Corporation, is of counsel to Dykema Gossett PLLC for certain matters on which he worked as a partner at the firm prior to his employment with Masco Corporation in 1993. Dykema Gossett provides legal services to the Company from time to time. Mr. Gargaro receives no compensation from Dykema Gossett. Richard
A. Manoogian, an executive officer of the Company, is a director of Masco Corporation.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company became a publicly owned company in July 1984 as part of a restructuring of Masco Corporation, a manufacturer of home improvement and building products.

     In January 1998, the Company expanded its business operations when it acquired the remaining 63 percent of the outstanding shares of TriMas Corporation that it did not previously own for approximately $920 million in cash through a tender offer. The Company paid $34.50 net per share and Masco Corporation tendered to the Company the 1,583,708 shares (approximately 4 percent) of TriMas it held. TriMas is a diversified proprietary products company with leadership positions in commercial, industrial and consumer niche markets. In connection with the transaction, Brian P. Campbell, who was the President, a director and a significant stockholder in TriMas, became a President and Co-Chief Operating Officer of the Company. Mr. Campbell entered into an employment agreement with the Company which expires March 8, 2001. Under this agreement he will receive minimum annual compensation of $528,000, plus bonuses of at least $285,000 for each of 1997 and 1998 and bonuses for each of 1999 and 2000 at least equal to 90 percent of his 1998 bonus. The agreement also provides for severance payments and other benefits upon termination of Mr. Campbell's employment under certain circumstances. As part of the acquisition, employees of TriMas, including Mr. Campbell, who held stock options under TriMas' stock option plans received a cash payment equal to the difference between $34.50 and the option exercise price for each share subject to an outstanding option. The Company also substituted shares of Company Common Stock with a value equivalent to the TriMas common stock that was subject to restrictions under TriMas' restricted stock award program. After completion of this acquisition in January 1998, Mr. Hennessey resigned as Masco Corporation's Executive Vice President and became a Director and Vice Chairman and Chief Executive Officer of the Company. Mr. Hennessey has agreed to serve as a part-time employee of Masco Corporation (for no more than twenty percent of his time) in connection with matters with which he was involved as Executive Vice President of Masco Corporation for an annual salary of $100,000 plus a bonus opportunity of up to $50,000.

     On September 30, 1997, the Company transferred to Masco Corporation approximately 9.9 million shares (approximately 42 percent of the outstanding common stock) of Emco Limited held by the Company and $45.6 million in cash in payment of a promissory note owed by the Company to Masco Corporation in the principal amount of $151,375,000, with interest at the rate of 6 5/8% per annum, issued by the Company in connection with its October 1996 purchase of Company Common Stock (at the then current market price) and warrants to purchase shares of Company Common Stock held by Masco Corporation. The value of the shares received by Masco Corporation was based on the market price of Emco Limited common stock on the Toronto Stock Exchange, translated into U.S. dollars, in accordance with the terms of the agreement entered into in October 1996 between the Company and Masco Corporation. Emco Limited is a Canadian manufacturer and distributor of home improvement and building products. As part of this transaction, Masco Corporation granted the Company a right of first refusal, which expires September 30, 2000, to purchase the remaining shares of Company Common Stock held by Masco Corporation.

     Concurrently with the purchase of securities from Masco Corporation in 1996, the Company also purchased one million shares of Company Common Stock from Richard A. Manoogian, at the then current market price, for $13,625,000, of which $6 million was paid in cash at closing, and the balance, together with accrued interest at the rate of 6 5/8% per anum, was paid on September 30, 1997. Mr. Manoogian is the Chairman of the Company and the Chairman and Chief Executive Officer of Masco Corporation. As a result of the purchase of Mr. Manoogian's shares of Company Common Stock, his ownership interest in the Company remained at approximately the same percentage after giving effect to the purchase of shares from Masco Corporation.

     The Company is a party to certain agreements with Masco Corporation as described below.

     CORPORATE SERVICES AGREEMENT: Under a Corporate Services Agreement, Masco Corporation provides the Company and its subsidiaries with office space for executive offices, use of Masco Corporation's data processing equipment and services, certain research and development services, corporate administrative staff and other support services in return for the Company's payment of an annual base service fee of .8 percent of its consolidated annual net sales, subject to adjustments. This agreement also provides for various license rights and confidential treatment of information which may arise from Masco Corporation's performance of research and development services on behalf of the Company. Approximately $5 million has been charged by Masco Corporation, subject to adjustment in accordance with the terms of this agreement, which continues in effect until September 30, 1998 and thereafter will be renewed automatically for one-year periods, unless terminated by either party upon at least 90 days' notice before any October 1 renewal date. In connection with the Company's acquisition of TriMas, the parties terminated the Corporate Services Agreement between Masco Corporation and TriMas, pursuant to which Masco Corporation received $3.8 million for services provided during 1997, and amended the Corporate Services Agreement with the Company to include the TriMas companies and provide for the same credits that were permitted to TriMas under its agreement.

     CORPORATE OPPORTUNITIES AGREEMENT: The Company and Masco Corporation are parties to a Corporate Opportunities Agreement which addresses potential conflicts of interests with respect to future business opportunities. This agreement materially restricts the ability of either party to enter into acquisitions, joint ventures or similar transactions involving businesses in which the other party is engaged without the consent of the other party. It will continue in effect until September 30, 1998 and will thereafter automatically renew for one-year periods, unless terminated by either party at least 90 days before any October 1 renewal date.

     STOCK REPURCHASE AGREEMENT: Under a Stock Repurchase Agreement, Masco Corporation has the right to sell to the Company, at a price based on fair market value, shares of Company Common Stock upon certain events that would result in Masco Corporation's ownership of Company Common Stock exceeding 49 percent of the Company's then outstanding shares. Such events include repurchases of Company Common Stock initiated by the Company or any of its subsidiaries and reacquisitions of Company Common Stock through forfeitures of shares previously awarded by the Company or Masco Corporation pursuant to their respective employee stock incentive plans. In each case the Company has control over the amount of Company Common Stock it would ultimately acquire, including shares subject to repurchase under the Stock Repurchase Agreement. These rights expire 30 days from the date notice of an event is given by the Company. Masco Corporation has advised the Company that it intends to exercise such right whenever necessary to prevent its ownership from exceeding 49 percent of the Company Common Stock then outstanding; however, in view of Masco Corporation's current level of ownership of Company Common Stock, the Company does not anticipate that this agreement will ever be operative.

     ASSUMPTION AND INDEMNIFICATION AGREEMENT: Under an Assumption and Indemnification Agreement, the Company assumed, and agreed to indemnify Masco Corporation against, all of the liabilities and obligations of the businesses transferred to it in Masco Corporation's 1984 restructuring, including claims and litigation resulting from events or circumstances that occurred or existed prior to the transfer, but excluding specified liabilities.

     In 1993, as part of its plan to dispose of its energy related businesses, the Company sold Lamons Metal Gasket Co. to TriMas for a purchase price of $60 million plus additional future payments contingent upon the profitability of Lamons. The Company received a contingent payment of approximately $7 million from TriMas during 1997. As part of the transaction, the Company agreed to indemnify TriMas against certain liabilities of the acquired business.

     In addition, TriMas acquired several businesses from Masco Corporation in early 1990, and as part of the transaction, Masco Corporation agreed to indemnify TriMas against certain liabilities of the acquired businesses.

     SECURITIES PURCHASE AGREEMENT: Under a Securities Purchase Agreement, the Company and Masco Corporation agreed that Masco Corporation will purchase from the Company at the Company's option up to $200 million of subordinated debentures and, in connection therewith, the Company pays an annual commitment fee to Masco Corporation of $250,000. This commitment was extended to March 31, 2002 in connection with the Company's 1996 purchase from Masco Corporation of Company Common Stock and warrants. The Company has also agreed to file registration statements under the federal securities laws to enable Masco Corporation from time to time to publicly dispose of securities of the Company held by Masco Corporation.

     In 1988 the Company and Masco Corporation jointly established Masco Capital Corporation to seek business and other investment opportunities of mutual interest that for various reasons were viewed as more appropriately undertaken on a joint basis rather than individually. In December 1991, the Company sold its 50 percent ownership interest in Masco Capital to Masco Corporation for approximately $49.5 million and may receive additional payments based upon any aggregate net increase in the value of Masco Capital's remaining investments.

     MascoTech GmbH, a German subsidiary of the Company, and Masco GmbH, a German subsidiary of Masco Corporation, have from time to time advanced excess funds held in such foreign country to one another to be used for working capital. The parties negotiated a fluctuating rate of interest for these loans. The largest amount outstanding payable to MascoTech GmbH during 1997 was approximately $13 million.

     Sales of products and services and other transactions occur from time to time among the Company, Masco Corporation and TriMas. As a result of such transactions in 1997, the Company paid approximately $124,000 to Masco Corporation and approximately $4.1 million to TriMas, and received approximately $20.9 million from Masco Corporation and approximately $355,000 from TriMas. In addition, Masco Corporation paid approximately $1 million to TriMas as a result of transactions in 1997.

The Company also participates with Masco Corporation in a number of national purchasing programs which enable them to obtain favorable terms from certain of their service and product suppliers.

     In 1989 the Company made long-term restricted stock awards to a number of key Company employees that were combined with tandem rights to phantom TriMas shares. The value of a phantom TriMas share is deemed to be equal to the value of a share of TriMas common stock. At the time of the grant, the aggregate value of the shares of Company Common Stock awarded to each participant was equal to the aggregate value of the alternative phantom TriMas shares that were awarded. The phantom TriMas shares vest on the same schedule as the shares of Company Common Stock. On each vesting date the participant receives the benefit of the then current value of the vesting shares of Company Common Stock or the then current value of the vesting phantom TriMas shares, whichever is greater. If the value of the vesting phantom TriMas shares is greater, the participant receives the vesting shares of Company Common Stock and the excess is paid in cash. If the value of the vesting phantom TriMas shares is less, the participant receives only the vesting shares of Company Common Stock. For the 1998 vesting and the final vesting in 1999, the Compensation Committee of the Board of Directors has determined the per share value of TriMas to be $34.50, the price per share paid by the Company in connection with its acquisition of TriMas.

     Ownership of securities and various other relationships and incentive arrangements may result in conflicts of interest in the Company's dealings with Masco Corporation and others. The Corporate Opportunities Agreement with Masco Corporation and other aspects of the relationship between the companies may affect their ability to make acquisitions and develop new businesses under certain circumstances, although the Company does not believe that it has experienced any such effect to date. Four persons affiliated with Masco Corporation are currently members of the Company's Board of Directors. Mr. Manoogian, the Company's Chairman of the Board, is also the Chairman of the Board and Chief Executive Officer of Masco Corporation and a significant stockholder of both companies. Mr. Hennessey, a Director and Vice Chairman and Chief Executive Officer of the Company, was formerly Executive Vice President and is currently a part-time employee of Masco Corporation. Mr. Morgan, who is a Director of the Company, is also a Director of Masco Corporation. Mr. Gargaro, who is an executive officer of Masco Corporation, is resigning as a Director of the Company, but he will continue to serve as the Secretary of the Company. Because of these relationships, an independent committee of the Company's Board of Directors reviews its significant transactions with affiliated companies.

     The following table sets forth the number of shares of Masco Corporation common stock beneficially owned as of March 13, 1998 by the nominees, the current Directors and named executive officers and by the current Directors and executive officers of the Company as a group. Except as indicated below, each person exercises sole voting and investment power with respect to the shares listed.

                                                                    SHARES OF
                                                                 COMMON STOCK OF
                                                                MASCO CORPORATION
                            NAME                              BENEFICIALLY OWNED(1)
                            ----                              ---------------------
Brian P. Campbell...........................................              800
Peter A. Dow................................................            5,500
Roger T. Fridholm...........................................                0
Lee M. Gardner..............................................              400
Eugene A. Gargaro, Jr.(2)(3)................................        2,063,251
Frank M. Hennessey(3).......................................          168,903
William K. Howenstein.......................................                0
Richard A. Manoogian(2)(3)..................................        5,832,610
John A. Morgan(4)...........................................            5,070
Helmut F. Stern.............................................                0
Timothy Wadhams.............................................            9,000
All ten current Directors and executive officers of the
  Company as a group (excluding subsidiary, divisional and
  group executives)(2)(3)(4)................................        6,120,334

-------------------------
(1) The only nominee, current Director or executive officer of the Company who beneficially own one percent or more of Masco Corporation common stock are Mr. Manoogian, who beneficially owns 3.4 percent of Masco Corporation common stock, and Mr. Gargaro, who beneficially owns 1.2 percent of Masco Corporation common stock. Current Directors and executive officers of the Company as a group beneficially own 3.6 percent of Masco Corporation common stock.

(2) Includes 1,965,200 shares of Masco Corporation common stock owned by a charitable foundation for which Messrs. Manoogian and Gargaro serve as directors. Shares beneficially owned by Mr. Manoogian and by all current Directors and executive officers of the Company as a group include in each case 914,500 shares of Masco Corporation common stock owned by a trust for which Mr. Manoogian serves as a trustee. Shares beneficially owned by Mr. Gargaro and by all current Directors and executive officers of the Company as a group include in each case 13,401 shares of Masco Corporation common stock owned by a charitable foundation for which Mr. Gargaro serves as a director and 12,670 shares of Masco Corporation common stock held by trusts for which Mr. Gargaro serves as a trustee. The directors of the foundations and the trustees share voting and investment power with respect to the Masco Corporation common stock owned by the foundations and trusts, but Messrs. Manoogian and Gargaro each disclaim beneficial ownership of such shares.

(3) Ownership of Masco Corporation common stock includes shares which may be acquired on or before May 12, 1998 upon exercise of stock options (1,310,000 shares for Mr. Manoogian, 30,000 shares for Mr. Gargaro, 35,633 shares for Mr. Hennessey and 1,375,633 shares for all current

    Directors and executive officers of the Company as a group) and unvested restricted stock award shares of Masco Corporation common stock issued under Masco Corporation's restricted stock incentive plan (29,719 shares for Mr. Gargaro, 101,503 for Mr. Hennessey, 182,097 shares for Mr. Manoogian, 313,319 shares for all current Directors and executive officers of the Company as a group). Holders exercise neither voting nor investment power over unexercised option shares and have voting but no investment power over unvested restricted shares.

(4) Includes 2,776 unvested restricted stock award shares issued under Masco Corporation's 1997 Non-Employee Directors Stock Plan. Mr. Morgan has voting but no investment power over these shares.

     Mr. Manoogian may be deemed to be a controlling person of Masco Corporation by reason of his significant ownership of Masco Corporation common stock and his position as a director and executive officer of Masco Corporation.

                          RATIFICATION OF SELECTION OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     Upon the recommendation of the Audit Committee, the Board of Directors has selected the independent public accounting firm of Coopers & Lybrand L.L.P. ("Coopers & Lybrand") to audit the Company's financial statements for the year 1998, and believes it appropriate to submit its choice for ratification by stockholders.

     Coopers & Lybrand has acted as the Company's independent certified public accounting firm since the Company's formation in 1984. It has performed services of an accounting and auditing nature and, from time to time, has provided other consulting services for the Company as well as for Masco Corporation and TriMas Corporation. Representatives of Coopers & Lybrand are expected to be present at the meeting, will have the opportunity to make a statement and are expected to be available to respond to appropriate questions.

     The affirmative vote of a majority of the votes cast on the proposal is required for the ratification of the selection of independent auditors. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the ratification of the selection of auditors. If the selection is not ratified, the Board will consider selecting another public accounting firm as the independent auditors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE YEAR 1998.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required by regulations of the Securities and Exchange Commission to furnish the Company copies of all Section 16(a) forms they file.

     Based solely on the Company's review of copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 are required for those persons, the Company believes that its Directors, officers and greater than ten percent beneficial owners met all applicable filing requirements during the last fiscal year, except that a report of Peter
A. Dow, a Director, covering the purchase by his wife of 100 shares of Company Common Stock was filed after the due date.

                            STOCKHOLDERS' PROPOSALS

     Stockholders' proposals intended to be presented at the 1999 Annual Meeting of Stockholders of the Company must be received by the Company at its address stated above by December 28, 1998, to be considered for inclusion in the Company's Proxy Statement and Proxy relating to such meeting.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be voted upon at the meeting. If any other matters properly come before the meeting, it is the intention of the proxies named in the enclosed Proxy to vote the shares represented thereby with respect to such matters in accordance with their best judgment.

                                              By Order of the Board of Directors

                                                          EUGENE A. GARGARO, JR.

                                                          EUGENE A. GARGARO, JR.
                                                                       Secretary

Taylor, Michigan
April 27, 1998

                                MASCOTECH, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                           AT CORPORATE HEADQUARTERS
                              21001 VAN BORN ROAD
                             TAYLOR, MICHIGAN 48180

                                     [MAP]

FROM DOWNTOWN DETROIT (EAST)
- Take I-94 west to the Pelham Road exit.
- Turn right onto Pelham Road and travel to Van Born Road.
- Turn left onto Van Born Road and proceed to the corporate office.

FROM METRO AIRPORT (WEST)
- Take I-94 east to Pelham/Southfield Road exit.
- Turn left onto Pelham and travel to Van Born Road.
- Turn left onto Van Born Road and proceed to the corporate office.

FROM SOUTHFIELD/BIRMINGHAM (NORTH)
- Take the Southfield Freeway to the Outer Drive/Van Born Road exit.
- Stay on the service drive and proceed to Van Born Road.
- Bear right onto Van Born Road and travel to the corporate office.

FROM TOLEDO (SOUTH)
- Take I-75 north to the Telegraph Road north exit.
- Proceed on Telegraph Road north to Van Born Road.
- Turn right on Van Born Road and proceed to the corporate office.

____________
|__________|

(1)  Election of Directors              FOR all nominees    [ ]      WITHHOLD AUTHORITY to vote  [ ]      EXCEPTIONS   [ ]
                                        listed below                 for all nominees listed below

Class I Directors to hold office until the Annual Meeting of Stockholders in 2001 or until their respective successors are elected and qualified.
Nominees:  RICHARD A. MONOOGIAN and HELMUT F. STERN
Class II Director to hold office until the Annual Meeting of Stockholders in 1999 or until his successor is elected and qualified.
Nominee:  FRANK M. HENNESSEY
(INSTRUCTIONS:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND STRIKE A LINE THROUGH THAT
NOMINEE'S NAME.)

(2) Ratification of the selection of Coopers & Lybrand L.L.P. as independent auditors for the Company for the year 1998.

     FOR   [ ]     AGAINST  [ ]    ABSTAIN  [ ]

(3) In their discretion upon such other business as may properly come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE
SPECIFICATIONS ABOVE.  IF SPECIFICATIONS ARE NOT MADE, THE PROXY WILL BE
VOTED FOR THE ELECTION OF NOMINEES AND FOR RATIFICATION.

                                                                                         CHANGE OF ADDRESS OR   [ ]
                                                                                         COMMENTS MARK HERE

                                                                                         Please sign exactly as name appears at
                                                                                         left.  Executors, administrators, trustees,
                                                                                         et al, should so indicate when signing.
                                                                                         If the signature is for a corporation ,
                                                                                         please sign the full corporate name by an
                                                                                         authorized officer.  If the signature is
                                                                                         for a partnership, please sign the full
                                                                                         partnership name by an authorized person.
                                                                                         If shares are registered in more than one
                                                                                         name, all holders must sign.



                                                                                         Dated:_________________________, 1998

                                                                                         ___________________________________(L.S.)
                                                                                         Signature


                                                                                         ___________________________________(L.S.)
                                                                                         Signature

                                                                                         VOTES MUST BE INDICATED (X)
                                                                                         IN BLACK OR BLUE INK.       [ ]
PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

------------------------------------------------------------------------------------------------------------------------------------


       PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 19, 1998
                                MASCOTECH, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned, hereby revoking any Proxy heretofore given, appoints RICHARD A. MANOOGIAN and EUGENE A. GARGARO, JR. and each of them attorneys and proxies for the undersigned, each with full power of substitution, to vote the shares of Company Common Stock registered in the name of the undersigned to the same extent the undersigned would be entitled to vote if then personally present at the Annual Meeting of Stockholders of MascoTech, Inc. to be held at the offices of the Company at 21001 Van Born Road, Taylor, Michigan 48180, on Tuesday, May 19, 1998, at 2:00 P.M. Eastern daylight time and at any adjournment thereof.

        The undersigned hereby acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

                   (Continued and to be dated and signed on the reverse side.)

                                        MASCOTECH, INC.
                                        P.O. BOX 11275
                                        NEW YORK, N.Y. 10203-0275